EXHIBIT 10.14

FINAL – March 1, 2006

LICENSE AGREEMENT:

INTRONS AND EXONS OF THE CYSTIC FIBROSIS GENE

AND MUTATIONS AT VARIOUS POSITIONS OF THE GENE

This is an Agreement, effective as of the 15th day of March, 2006 (the “Effective Date”), entered into by Clinical Micro Sensors, Inc., DBA Osmetech Molecular Diagnostics, a corporation incorporated in California, located at 757 S. Raymond Avenue, Pasadena, CA 91105 (including all affiliates licensed hereunder, hereinafter collectively referred to as “LICENSEE”), and HSC RESEARCH AND DEVELOPMENT LIMITED PARTNERSHIP, a partnership organized and subsisting under the laws of the Province of Ontario, Canada (“RDLP”). LICENSEE and RDLP agree as follows:

1.	BACKGROUND.

1.1

The Research Institute of The Hospital for Sick Children, Toronto, Ontario, Canada, (“HSC”) has conducted research relating to cystic fibrosis. As a result of that research, RDLP has developed rights, including potential patent rights, in the “Licensed Patent(s)” that are defined below.

1.2	LICENSEE desires to obtain, and RDLP, consistent with its mission of education and research, desires to grant a license of the “Licensed Patent(s)” on the terms and conditions listed below.

2.	DEFINITIONS.

2.1

“TECHNOLOGY”, as used in this Agreement, shall mean the information, manufacturing techniques, data, designs or concepts developed by HSC, covering mutations in the gene for cystic fibrosis and uses thereof as encompassed by the claims of U.S. Patent No. 5,981,178 and U.S. Patent No. 6,001,588 entitled “Introns and Exons of the Cystic Fibrosis Gene and Mutations at Various Positions of the Gene”.

2.2	“Parties”, in singular or plural usage as required by the context, shall mean LICENSEE and/or RDLP.

2.3

“Affiliate(s)” shall mean any individual, corporation, partnership, proprietorship or other entity controlled by, controlling, or under common control with LICENSEE through equity ownership, ability to elect directors, or by virtue of a majority of overlapping directors, and shall include any individual, corporation, partnership, proprietorship or other entity directly or indirectly owning, owned by or under common ownership with LICENSEE to the extent of fifty percent (50%) or more of the voting shares, including shares owned beneficially by such party.

2.4

“Licensed Patent(s)” shall mean U.S. Patent No. 5,981,178, U.S. Patent No. 6,001,588 and PCT Patent Application No. PCT/CA91/00009 entitled “Introns and Exons of the Cystic Fibrosis Gene and Mutations at Various

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Positions of the Gene” and all foreign equivalent patent applications and Patent Cooperation Treaty filings, and all patents issuing therefrom, in which RDLP has or acquires a property interest, the current list of such applications is attached herewith as Appendix I. “Licensed Patent(s)” shall also include any divisional, continuation, reissue, reexamination or extension of the above-described patent applications and resulting patents, along with any extended or restored term, and any confirmation patent, registration patent, or patent of addition.

2.5

“Valid Claim(s)” means any claim(s) in an unexpired patent or pending in a patent application included within the Licensed Patents which has not been held unenforceable, unpatentable, or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer. If in any country there should be two or more such decisions conflicting with respect to the validity of the same claim, the decision of the higher or highest tribunal shall thereafter control; however, should the tribunals be of equal rank, then the decision or decisions upholding the claim shall prevail when the conflicting decisions are equal in number, and the majority of decisions shall prevail when the conflicting decisions are unequal in number.

2.6

“Product(s)” shall mean any product(s) whose manufacture, use or sale in any country would, but for this Agreement, comprise an infringement, including contributory infringement, of one or more Valid Claims.

2.7

“Field of Use” shall refer to the field for which Products may be designed, manufactured, used and/or marketed under this Agreement, and shall mean solely Products to be used for the research of, diagnosis of and screening for the disease cystic fibrosis.

2.8

“Net Sales” shall mean the sum, over the term of this Agreement, of all amounts received and all other consideration received (or, when in a form other than cash or its equivalent, the fair market value thereof when received) by LICENSEE and its Affiliates from persons or entities due to or by reason of the sale or other distribution of Products, or the use of Products, including any use by LICENSEE and Affiliates in the performance of services for their customers; less the following deductions and offsets, but only to the extent such sums are otherwise included in the computation of Net Sales, or are paid by LICENSEE and not otherwise reimbursed: refunds, rebates, replacements or credits actually allowed and taken by purchasers for return of Products; customary trade, quantity and cash discounts actually allowed and taken; excise, value-added, and sales taxes actually paid by LICENSEE for Products; and shipping and handling charges actually paid by LICENSEE for Products.

If a Product is intended for the identification of more than one mutation associated with the disease cystic fibrosis, then the Net Sales of the Product shall

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be multiplied with the factor [a:b] where “a” is number of mutations that are identified by the Product and that are covered by a Valid Claim of the Licensed Patents and “b” is the total number of mutations that are identified by the Product provided, however, that the maximum reduction in the calculation of Net Sales resulting from the above described multiplication factor shall be             ***            .

2.9	“Royalty Quarter(s)” shall mean the three-month periods ending on the last day of March, June, September and December of each year.

2.10	“Territory” means all countries of the world.

2.11

“First Diagnostic Sale” shall mean the first sale of any Product (including any sale of a service using a Product in the Field of Use) by LICENSEE or an Affiliate, other than for use in clinical trials being conducted to obtain FDA approval or other government approvals to market Products in accordance with the statutes of any other country, or subdivision thereof, in the Territory.

3.	GRANT OF LICENSE.

3.1

RDLP hereby grants to LICENSEE a non-exclusive license under the Licensed Patents and TECHNOLOGY to make, have made, use (including use in the performance of services for, by or on behalf of its customers), have used, import, market, and/or sell in the Territory, Products designed and marketed solely for use in the Field of Use.

3.2	RDLP reserves the right to license and use all aspects of the TECHNOLOGY and the Licensed Patents for any use or purpose, including the right to develop and produce Products.

3.3

The license granted to LICENSEE herein shall be without the right to sublicense, except that LICENSEE may sublicense Affiliate(s) who agree to be and are bound in writing to the terms and conditions of this Agreement to the same extent as LICENSEE. LICENSEE agrees to strictly monitor and enforce compliance with the terms and conditions of this Agreement by all Affiliate sublicensees.

4.	CONSIDERATION.

4.1

LICENSEE shall pay to RDLP a one-time, non-creditable, license issue fee of             ***             forthwith following the Effective Date. Notwithstanding any other terms of this Agreement, this Agreement and the license granted hereunder shall not become effective until such issue fee is received by RDLP.

***	Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

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4.2	LICENSEE shall also pay RDLP, with respect to each Royalty Quarter, a royalty equal to *** of the Net Sales of Products of LICENSEE and Affiliates during such Royalty Quarter.

4.3

The obligation to pay RDLP a royalty under this Article 4 is imposed only once with respect to the same unit of Product regardless of the number of Valid Claims or Licensed Patents covering the same; however, for purposes of determination of payments due hereunder, whenever the term “Product” may apply to a property during various stages of manufacture, use or sale, Net Sales, as otherwise defined, shall be derived from the sale, distribution or use of such Product by LICENSEE or Affiliates at the stage of its highest invoiced value to unrelated third parties.

4.4	LICENSEE shall pay to RDLP an annual minimum royalty commencing in the calendar year 2006 as follows:

(1)	In 2006: *** ; and

(2)	In 2007 and each year thereafter during the term of this Agreement: *** .

This annual minimum royalty shall accrue in the Royalty Quarter ending in March of each calendar year of the years specified above and shall be due and payable and included in the report for that quarter. Notwithstanding the foregoing, for the year 2006, such annual minimum royalty shall be due and payable on June 30, 2006. If LICENSEE defaults in the payment of any annual minimum royalty, and fails to remedy that default within thirty (30) days after written notice of it by RDLP, then this Agreement and the license rights conveyed herein shall terminate.

Each annual minimum royalty paid under 4.4 (1) to (2) above may be credited by LICENSEE in full against all earned royalties otherwise to be paid to RDLP under Paragraph 4.2 for the calendar year in which the specific annual minimum royalty is paid. The year for which such credits under 4.1 (1) to (2) against earned royalties may be taken includes the Royalty Quarter in which the annual minimum royalty accrues and the next three Royalty Quarters.

4.5

If RDLP grants a license under the Licensed Patent(s) and in the Field of Use to any third party which is substantially the same as the license granted to LICENSEE under Article 3 above, for all or any part of the Territory, but which requires a royalty rate or annual minimum royalty lower than those required of LICENSEE under this Agreement, then RDLP shall offer those terms to LICENSEE for that part of the Territory, to be effective as of the effective date of the license to that third party.

***	Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

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5.	REPORTS.

5.1

Within sixty (60) days after the close of (i) any Royalty Quarter in which the annual minimum royalty under Paragraph 4.4 accrues, and (ii) each Royalty Quarter following the first Diagnostic Sale during the term of this Agreement (including the close of any Royalty Quarter immediately following any termination of this Agreement), LICENSEE shall report to RDLP all royalties accruing to RDLP during such Royalty Quarter. Such quarterly reports shall indicate for each Royalty Quarter the gross sales and Net Sales of Products by LICENSEE and Affiliates, and any other revenues with respect to which payments are due, and the amount of such payments, as well as the various calculations used to arrive at said amounts, including the quantity, description (nomenclature and type designation), country of manufacture and country of sale of Products. In case no payment is due for any such period, LICENSEE shall so report.

5.2

LICENSEE will promptly establish and consistently employ a system of specific nomenclature and type designations for Products so that various types can be identified and segregated, where necessary, LICENSEE and Affiliates shall consistently employ such system when rendering invoices thereon and henceforth agree to inform RDLP, or its auditors, when requested as to the details concerning such nomenclature system as well as to all additions thereto and changes therein.

5.3

LICENSEE shall keep, and shall require its Affiliates to keep, true and accurate records and books of account containing data reasonably required for the computation and verification of payments to be made as provided by this Agreement, which records and books shall be open for inspection upon reasonable notice during business hours by an independent certified accountant selected by RDLP. Said right of inspection will exist for six (6) years from the date of origination of any such record, and this requirement and right of inspection shall survive any expiration or termination of this Agreement for one (1) year. The independent certified accountant shall provide to RDLP only such information from LICENSEE’s books and records as is necessary to verify the accuracy or degree of inaccuracy of the payments made under this Agreement. RDLP shall be responsible for all expenses of such inspection, except that if such inspection reveals an underpayment of royalties to RDLP in excess of             ***             for any year, then said inspection shall be at LICENSEE’s expense and such underpayment shall become immediately due and payable to RDLP.

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6.	TIMES AND CURRENCIES OF PAYMENTS.

6.1

Payments accrued during each Royalty Quarter shall be due and payable in Toronto, Canada on the date each quarterly report is due (as provided in Paragraph 5.1), shall be included with such report and shall be paid in United States dollars. LICENSEE agrees to make all payments due hereunder to RDLP by direct deposit to account:

Remit To:                   ***

FEDWIRE:      ***

Fields BBK and BNF must be completed as follows:

BBK:                            ***

(Fedwire tag 4100)

BNF:                            ***

(Fedwire tag 4200)

6.2

On all undisputed amounts outstanding and payable to RDLP, interest shall accrue from the date such amounts are due and payable at two percentage points above the prime lending rate as established by the Chase Manhattan Bank, N. A., in New York City, New York, or at such lower rate as may be required by law.

6.3

Where Net Sales are generated in foreign currency, such foreign currency shall be converted into its equivalent in United States dollars at the exchange rate of such currency as reported (or if erroneously reported, as subsequently corrected) in the Wall Street Journal on the day that the sale is made by LICENSEE or Affiliates (or if not reported on that date, as quoted by the Chase Manhattan Bank, N.A., in New York City, New York).

6.4

Except as provided in the definition of Net Sales, all royalty payments to RDLP under this Agreement shall be without deduction for sales, use, excise, personal property or other similar taxes or other duties imposed on such payments by the government of any country or any political subdivision thereof; and any and all such taxes or duties shall be assumed by and paid by LICENSEE.

6.5

Notwithstanding Article 6.4 of this Agreement, LICENSEE shall be entitled to withhold from payments and royalties due to RDLP under this Agreement nonresident withholding taxes to the extent that LICENSEE is obliged by law to withhold in respect of such amounts payable to RDLP, provided that the minimum allowable tax rate as specified by agreement under any applicable international tax convention is applied to such withholding taxes. The amount of all such taxes withheld shall be included in reports to RDLP under Article 5.1.

7.	COMMERCIALIZATION.

7.1	It is understood that LICENSEE has the responsibility to do all that is necessary for any governmental approvals to manufacture and/or sell Products.

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7.2

LICENSEE agrees to use reasonable efforts to develop Products, obtain any government approvals necessary, and manufacture and sell Products at the earliest possible date; and to effectively exploit, market and manufacture in sufficient quantities to meet anticipated customer demand and to make the benefits of the Products reasonably available to the public.

7.3	Within forty-five (45) days of the First Diagnostic Sale, LICENSEE shall report by written letter to RDLP the date of that sale.

7.4

LICENSEE shall promptly inform RDLP of any patent applications or similar applications which cover any invention intended to be practiced through coincident practice of Licensed Patent(s), filed by or on behalf of LICENSEE or Affiliates anywhere in the world.

7.5

It is understood that a separate license agreement from RDLP (and its joint owner) for the technology encompassed by U.S. Patent No. 5,776,677, divisional of U.S. Patent Application No. 08/123,864 which is a continuation of U.S. patent Application No. 08/401,609 entitled “Cystic Fibrosis Gene”, including all foreign equivalent patent applications and Patent Cooperation Treaty filings, and all patents issuing therefrom, and any divisional, continuation, (excluding continuations-in-part), reissue, reexamination or extension of the above described patent applications and resulting patents, along with any extended or restored term and any confirmation patent, or registration patent, may be required to manufacture, use (including use in the performance of services) and/or sell Product(s).

The parties acknowledge and agree that the definitions of TECHNOLOGY and Licensed Patent(s) in this Agreement are not intended to encompass the information, manufacturing techniques, data, designs or concepts covering the gene for cystic fibrosis and uses thereof as described by U.S. Patent No. 5,776,677 and all other related patent applications and patents as described herein. LICENSEE acknowledges that it has thorough familiarity with the specifications and claims of U.S. Patent No. 5,776,677 and all other related patent applications and patents as described herein. The terms and conditions of this Article 7.5 shall take precedence over all potentially conflicting or inconsistent terms and conditions of this Agreement.

8.	PATENT APPLICATIONS AND MAINTENANCE.

8.1

RDLP shall control all aspects of filing, prosecuting, and maintaining Licensed Patents, including foreign filings and Patent Cooperation Treaty filings. RDLP may in its sole discretion decide to refrain from or to cease prosecuting or maintaining any of the Licensed Patents, including any foreign filing or any Patent Cooperation Treaty filing.

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8.2

RDLP shall notify LICENSEE of any issuance of any Licensed Patent(s) and the Valid Claims included therein, and any lapse, revocation, surrender, invalidation or abandonment of any Licensed Patent or Valid Claim.

9.	INFRINGEMENT.

9.1	If LICENSEE becomes aware of or reasonably suspects infringement of Licensed Patents by third parties, LICENSEE agrees to promptly notify RDLP of such alleged infringement.

9.2

RDLP, at its sole discretion and at its own expense, may initiate proceedings in response to alleged infringement of the Licensed Patent(s) but is under no obligation to do so. On request by the LICENSEE, RDLP shall inform LICENSEE of any measures being taken in response to any particular event or allegation of infringement.

10.	NO WARRANTIES; LIMITATION ON RDLP’S LIABILITY.

10.1

RDLP, including its fellows, directors, officers, employees and agents, makes no representations or warranties that any Licensed Patent is or will be held valid, or that the manufacture, use, sale or other distribution of any Products will not infringe upon any patent or other rights not vested in RDLP.

10.2

RDLP AND HSC, INCLUDING THEIR FELLOWS, DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS, MAKE NO REPRESENTATIONS, EXTEND NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND ASSUME NO RESPONSIBILITIES WHATEVER WITH RESPECT TO DESIGN, DEVELOPMENT, MANUFACTURE, USE, SALE OR OTHER DISPOSITION BY LICENSEE OR AFFILIATES OF PRODUCTS.

10.3

THE ENTIRE RISK AS TO THE DESIGN, DEVELOPMENT, MANUFACTURE, OFFERING FOR SALE, SALE, OR OTHER DISPOSITION AND PERFORMANCE OF PRODUCTS IS ASSUMED BY LICENSEE AND AFFILIATES. In no event shall RDLP or HSC, including their fellows, directors, officers, employees and agents, be responsible or liable for any direct, indirect, special, incidental, or consequential damages or lost profits to LICENSEE, Affiliates or any other individual or entity regardless of legal theory. The above limitations on liability apply even though RDLP or HSC, including their fellows, directors, officers, employees or agents, may have been advised of the possibility of such damage.

10.4	LICENSEE shall not, and shall require that its Affiliates do not, make any statements, representations or warranties or accept any liabilities or

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responsibilities whatsoever to or with regard to any person or entity which are inconsistent with any disclaimer or limitation included in this Article 10.

10.5

REGARDLESS OF ANY RESEARCH OR TESTING THAT MAY HAVE BEEN DONE AT HSC, HSC AND RDLP MAKE NO REPRESENTATIONS REGARDING HOW PRODUCES) CAN OR SHOULD BE USED IN THE DIAGNOSIS OF AND SCREENING FOR THE DISEASE CYSTIC FIBROSIS.

10.6	IT IS UNDERSTOOD THAT THE TECHNOLOGY AND THE LICENSED PATENT(S) DO NOT IDENTIFY THE PRESENCE OF THE CYSTIC FIBROSIS DISEASE IN ALL CASES.

11.	INDEMNITY; INSURANCE.

11.1

LICENSEE shall defend, indemnify and hold harmless and shall require its Affiliates licensed hereunder to defend, indemnify and hold harmless RDLP and HSC, as well as their fellows, directors, officers, trustees, employees and agents, from and against any and all claims, demands, damages, losses, and expenses of any nature (including attorneys’ fees and other litigation expenses), resulting from, but not limited to, death, personal injury, illness, property damage, economic loss or products liability arising from or in connection with, any of the following:

(1)	Any manufacture, use, sale or other disposition by LICENSEE, Affiliates or their transferees of Products;

(2)	The direct or indirect use by any person of Products made, used, sold or otherwise distributed by LICENSEE or Affiliates;

(3)	The use by LICENSEE or Affiliates of any invention included in the TECHNOLOGY or the Licensed Patents.

11.2

RDLP shall be entitled to participate at its option and expense through counsel of its own selection, and may join in any legal actions related to any such claims, demands, damages, losses and expenses under Paragraph 11.1 above; provided that LICENSEE will retain control over such legal actions, including any settlement discussions.

11.3

LICENSEE shall purchase and maintain in effect a policy of product liability insurance covering all claims with respect to diagnostic testing for cystic fibrosis using a Product and any Products manufactured, used, sold, licensed or otherwise distributed by LICENSEE and Affiliates. Such insurance policy must specifically enumerate and cover the obligations of Licensee in this Agreement to defend, indemnify and hold RDLP and HSC, including their fellows, directors, officers, trustees, employees and agents harmless (in the policy or by written acknowledgement of the insurer). LICENSEE shall furnish certificate(s) of such insurance to RDLP upon request.

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12.	TERM AND TERMINATION.

12.1

This Agreement will become effective on its Effective Date and, unless terminated under another, specific provision of this Agreement, will remain in effect until and terminate upon the last to expire of Licensed Patents.

12.2	Upon any termination of this Agreement, and except as provided herein to the contrary, all rights and obligations of the Parties hereunder shall cease, except as follows:

(1)	Obligations to pay royalties and other sums accruing hereunder up to the day of such termination;

(2)	RDLP’s rights to inspect books and records as described in Article 5, and LICENSEE’s obligations to keep such records for the required time;

(3)	Obligations of defense and indemnity under Article 11;

(4)	Any cause of action or claim of LICENSEE or RDLP accrued or to accrue because of any breach or default by another Party hereunder;

(5)	The general rights, obligations, and understandings of Articles 2, 10, 15, 17, 26 and 27; and

(6)	All other terms, provisions, representations, rights and obligations contained in this Agreement that by their sense and context are intended to survive until performance thereof.

12.3

If LICENSEE shall at any time default in the payment of any royalty or the making of any report hereunder, or shall make any false report, or shall commit any material breach of any covenant or promise herein contained, and shall fail to remedy any such default, breach or report within sixty (60) days after written notice thereof by RDLP specifying such default, then RDLP may, at its option, terminate this Agreement and the license rights granted herein by notice in writing to such effect. Any such termination shall be without prejudice to any Party’s other legal rights for breach of this Agreement.

12.4

LICENSEE may terminate this Agreement by giving RDLP a notice of termination, which shall include a statement of the reasons, whatever they may be, for such termination and the termination date established by LICENSEE, which date shall not be sooner than ninety (90) days after the date of the notice. Such notice shall be deemed by the Parties to be final.

12.5

In the event LICENSEE shall at any time during the term of this Agreement deal with the TECHNOLOGY or Products in any manner which violates the laws, regulations or similar legal authority of any jurisdiction including, but not limited to, the public health requirements relating to the TECHNOLOGY or Products or the design, development, manufacture, offering for sale, sale or other disposition of Products, the license granted herein shall terminate immediately with respect to such Products within the territory encompassed by such jurisdiction; provided that

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LICENSEE has failed to take steps to cure such violation within sixty (60) days after receiving written notice from the applicable legal authority.

13.	ASSIGNMENT.

Due to the unique relationship between the Parties, this Agreement shall not be assignable by LICENSEE without the prior written consent of RDLP, which consent shall not be unreasonably withheld. Any attempt to assign this Agreement without such consent shall be void from the beginning. RDLP shall not unreasonably withhold consent for LICENSEE to assign this Agreement to a purchaser of all or substantially all of LICENSEE’s business. No assignment shall be effective unless and until the intended assignee agrees in writing with RDLP to accept all of the terms and conditions of this Agreement. Further, LICENSEE shall refrain from pledging any of the license rights granted in this Agreement as security for any creditor.

14.	REGISTRATION AND RECORDATION.

14.1

If the terms of this Agreement, or any assignment or license under this Agreement are or become such as to require that the Agreement or license or any part thereof be registered with or reported to a national or supranational agency of any area in which LICENSEE or Affiliates would do business, LICENSEE will, at its expense, undertake such registration or report. Prompt notice and appropriate verification of the act of registration or report or any agency ruling resulting from it will be supplied by LICENSEE to RDLP.

14.2

Any formal recordation of this Agreement or any license herein granted which is required by the law of any country, as a prerequisite to enforceability of the Agreement or license in the courts of any such country or for other reasons, shall also be carried out by LICENSEE at its expense, and appropriately verified proof of recordation shall be promptly famished to RDLP.

15.	LAWS AND REGULATIONS OF CANADA; EXPORT

15.1	Activities under this Agreement shall be subject to all appropriate Canadian laws and regulations now or hereafter applicable.

15.2

LICENSEE shall comply, and shall require its Affiliates to comply, with all provisions of any applicable laws, regulations, rules and orders relating to the license herein granted and to the testing, production, transportation, export, packaging, labeling, sale or use of Product(s) in Canada, and in all other countries where LICENSEE shall make, have made, use, market or sell Produces), or otherwise applicable to LICENSEE’S or its Affiliates’ activities hereunder.

15.3

LICENSEE shall obtain, and shall require its Affiliates to obtain, such authorization regarding export and re-export of technical data (including Product(s) made by use of technical data) as may be required by the Department

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of External Affairs, Export Controls Division, and LICENSEE hereby gives written assurances as may be required under those Regulations to RDLP.

16.	BANKRUPTCY.

If during the term of this Agreement, LICENSEE shall make an assignment for the benefit of creditors, or if proceedings in voluntary or involuntary bankruptcy shall be instituted on behalf of or against LICENSEE, or if a receiver or trustee shall be appointed for the property of LICENSEE, RDLP may, at its option, apply to the bankruptcy court to terminate this Agreement or revoke the license herein granted.

17.	PUBLICITY.

LICENSEE agrees to refrain from using and to require Affiliates to refrain from using the name of RDLP and HSC in publicity or advertising without the prior written approval of that entity. RDLP and HSC agree to refrain from using the name of LICENSEE and AFFILIATES in publicity or advertising without the prior written approval of LICENSEE.

18.	PRODUCT MARKING.

LICENSEE agrees to mark, and to require Affiliates to mark, Products with the appropriate U.S. patent notice as listed in Appendix 1.

19.	NOTICES.

Any notice, request, report or payment required or permitted to be given or made under this Agreement by a Party shall be given by sending such notice by certified or registered mail, return receipt requested, or by facsimile transmission confirmed by mail, to the address set forth below or such other address as such Party shall have specified by written notice given in conformity herewith. Any notice not so given shall not be valid unless and until actually received, and any notice given in accordance with the provisions of this Paragraph shall be effective when mailed.

To LICENSEE:	Clinical Micro Sensors, Inc. DBA Osmetech Molecular Diagnostics 757 South Raymond Avenue Pasadena, CA 91105 USA Attn: President

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To RDLP:	HSC RESEARCH AND DEVELOPMENT LIMITED PARTNERSHIP 555 University Avenue, Suite 5270 Toronto, Ontario M5G 1X8 CANADA Attn: President Tel: 416-813-5982 Fax: 416-813-5085

20.	INVALIDITY.

In the event that any term, provision, or covenant of this Agreement shall be determined by a court of competent jurisdiction to be invalid, illegal or unenforceable, that term will be curtailed, limited or deleted, but only to the extent necessary to remove such invalidity, illegality or unenforceability, and the remaining terms, provisions and covenants shall not in any way be affected or impaired thereby.

21.	ENTIRE AGREEMENT AND AMENDMENTS.

This Agreement contains the entire understanding of the Parties with respect to the matter contained herein. The Parties may, from time to time during the continuance of this Agreement, modify, vary or alter any of the provisions of this Agreement, but only by an instrument duly executed by authorized officials of LICENSEE and RDLP.

22.	WAIVER.

No waiver by a Party of any breach of this Agreement, no matter how long continuing or how often repeated, shall be deemed a waiver of any subsequent breach thereof, nor shall any delay or omission on the part of a Party to exercise any right, power, or privilege hereunder be deemed a waiver of such right, power or privilege.

23.	ARTICLE HEADINGS.

The Article headings herein are for purposes of convenient reference only and shall not be used to construe or modify the terms written in the text of this Agreement.

24.	NO AGENCY RELATIONSHIP.

The relationship between the Parties is that of independent contractor and contractees. LICENSEE shall not be deemed to be an agent of RDLP in connection with the exercise of any rights hereunder, and shall not have any right or authority to assume or create any obligation or responsibility on behalf of RDLP.

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25.	FORCE MAJEURE.

No Party hereto shall be deemed to be in default of any provision of this Agreement, or for any failure in performance, resulting from acts or events beyond the reasonable control of such Party, such as but not limited to, Acts of God, acts of civil or military authority, civil disturbance, war, strikes, fires, power failures, natural catastrophes or other “force majeure” events.

26.	GOVERNING LAW.

This Agreement and the relationship of the Parties shall be governed in all respects by and construed in accordance with the law of the Province of Ontario, Canada (notwithstanding any provisions governing conflict of laws under such law to the contrary); except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the Licensed Patent has been granted.

27.	JURISDICTION AND FORUM.

LICENSEE hereby consents to the jurisdiction of the courts of the Province of Ontario, Canada over any dispute concerning this Agreement or the relationship of the Parties. Should LICENSEE bring any claim, demand or other action against RDLP, its fellows, directors, officers, employees or agents, arising out of this Agreement or the relationship between the Parties, LICENSEE agrees to bring said action only in the courts of the Province of Ontario.

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement in triplicate originals by their duly authorized officers or representatives.

FOR LICENSEE

By:	/s/ Bruce A. Huebner
(authorized representative)

Typed Name	Bruce A. Huebner

Title	President

Date	3/16/06

FOR HSC RESEARCH AND DEVELOPMENT LIMITED PARTNERSHIP

By:	/s/ Stuart D. Howe
(authorized representative)

Typed Name	Stuart D. Howe, Ph.D.

President HSC Research and Development Limited Partnership 555 University Avenue
Title	Toronto, Ontario, M5G 1XB

Date	Mar 28, 06

FOR HSC RESEARCH AND DEVELOPMENT LIMITED PARTNERSHIP		Second Signature not required

By:		/s/ SDH
(authorized representative)

Typed Name

Title

Date

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Appendix I: Patents and Pending Patent Applications

January 1, 2003

Title:	Introns and Exons of the Cystic Fibrosis Gene and Mutations at Various Positions of the Gene

Inventors:	Tsui, Rommens, Kerem,

Patents Issued:

Country	Number	Date Issued
U.S.	5,981,178	Nov. 9, 1999
U.S.	6,001,588	Dec. 14, 1999
EPO*	0667900	May 23, 2001

*	includes United Kingdom, Germany and France

Patent Applications Pending:

Country	Number	Date Issued
CDN #1	2007699-2	12/01/90
CDN #2	2011253-1	01/03/90
CDN #3	2020817-1	10/07/90
PCT	CA9100009	11/01/91
WO	91/10734	25/07/91
CDN	2073441-8	11/01/91